[CellStar LOGO]

FOR IMMEDIATE RELEASE

2005-11

CELLSTAR ANNOUNCES DATE FOR NASDAQ DELISTING HEARING

CARROLLTON, TEXAS -- April 4, 2005-- CellStar Corporation (NASDAQ:CLSTE) today announced that on Thursday, April 7, 2005, the Company will attend a hearing before a Nasdaq Listing Qualifications Panel to request continued listing on Nasdaq until the Company files its annual report on Form 10-K for the fiscal year ended November 30, 2004.

The Company's inability to timely file its Form 10-K violated The Nasdaq Stock Market's continued listing requirement set forth in Marketplace Rule 4310(c)(14). As a result of the violation, the Company received a Nasdaq Staff Determination indicating that the Company's securities are subject to delisting from The Nasdaq National Market. As previously announced, the Company has delayed the filing of Form 10-K while it resolves issues related to accounts receivable and revenues in its Asia-Pacific Region.

No delisting action will take place prior to the determination of the Nasdaq Listing Qualifications Panel; however, the Company can provide no assurance that the hearing panel will grant its request for continued listing.

About CellStar Corporation

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in the Asia-Pacific, North American and Latin American Regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for its wireless carriers. For the year ended November 30, 2003, the Company reported revenues of $1.8 billion. Additional information about CellStar may be found on its website at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn -- 972-466-5031

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